SYMMETRY PANORAMIC TRUST
OFFICER’S CERTIFICATE
The undersigned hereby certifies that: (1) she is the President of the Symmetry Panoramic Trust (the "Trust"); (2) the premium for a joint insured fidelity bond for the period commencing November 9, 2017 and ending March 29, 2019 has been paid; and (3) the following is a true and correct copy of the resolutions approving the form of the fidelity bond adopted by vote of a majority of the members of the Board of Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust (“Independent Trustees”), within the meaning of Section 2(a)(19) of the Investment Company Act of 1940 Act, as amended (“1940 Act”), on the 17th day of July 2018, which remain in full force and effect:
VOTED: That the Board of Trustees of the Symmetry Panoramic Trust (the “Board” or “Trustees,” and the “Trust,” respectively), including a majority of those who are not an “interested person” (as defined in section 2(a)(19) of the Investment Company Act of 1940, as amended (the “1940 Act”)) (the “Independent Trustees”) of the Trust, find that the participation by the Trust, including the series of the Trust (each a “Fund” and collectively the “Funds”), in the Joint Fidelity Bond presented at this meeting is in the best interests of the Trust, and that the proper officers of the Trust be, and these officers hereby are, authorized to execute, with the advice of legal counsel to the Trust, said Joint Fidelity Bond on behalf of the Trust in the amount of $5,000,000.00 per occurrence.
VOTED: That the Trustees, including a majority of the Independent Trustees, find that the premium is fair and reasonable; provided, that the allocation of the premium among the Funds be in accordance with a formula under which each Fund pays no more than that Fund’s pro rata share of the premium based on relative asset size and, in any event, each Fund would pay no more than the premium of an individual policy and no more than the share of the joint premium based on the relative premiums which would apply to individual policies obtained by the parties participating in the Joint Fidelity Bond.
VOTED: That the proper officers of the Trust be, and these officers hereby are, authorized to execute and deliver a Fidelity Bond Allocation Agreement, in substantially the form presented at this meeting, on behalf of the Trust regarding the allocation of premiums for and share of recovery from the Joint Fidelity Bond as required by Rule 17g-l(f) under the 1940 Act.
VOTED: That the officers of the Trust are hereby directed to:
1. File with the U.S. Securities and Exchange Commission (“SEC”) within ten (10) days after execution of the Joint Fidelity Bond or amendment thereof: (i) a copy of the bond; (ii) a copy of each resolution of the Board of Trustees of the Trust (the “Board”), including a majority of the Independent Trustees, approving the amount, type, form, and coverage of said bond and the portion of the premium to be paid by the Trust and each Fund of the Trust; (iii) a statement showing the amount the Trust and each Fund of the Trust would have provided or maintained had the Trust or each Fund of the Trust not been named as an insured under a joint insured bond; (iv) a statement as to the period for which the premiums for said bond have been paid; (v) a copy of each agreement between the Trust and all other named insured entered into pursuant to Rule 17g-l(f) under the 1940 Act; and (vi) a copy of any amendment to said Agreement within ten (10) days after the execution of said amendment;
2. File with the SEC, in writing, within five (5) days after the making of a claim under the bond by the Trust, a statement of the nature and amount thereof;

3. File with the SEC, within five (5) days after the receipt thereof, a copy of the terms of the settlement of any claim under the bond of the Trust; and Notify by registered mail each member of the Board at his or her last known residence of: (i) any cancellation, termination, or modification of the bond, not less than forty-five (45) days prior to the effective date of the cancellation, termination, or modification; (ii) the filing and the settlement of any claims under the bond by the Trust at any time the filings required under Item 2 and Item 3 above are made with the SEC; and (iii) the filing and proposed terms of settlement of any claim under the bond by any other named insured, within five (5) days of the receipt of a notice from the fidelity insurance company.
In witness whereof, the undersigned has executed this Certificate this 19th day of November 2018.

/s/ Dana M. D’Auria
Dana M. D’Auria
President